Exhibit 99.1

FOR IMMEDIATE RELEASE

IFF ANNOUNCES $450 MILLION ACCELERATED SHARE REPURCHASE PROGRAM

New York, September 17, 2007 – International Flavors & Fragrances Inc. (NYSE: IFF), a leading creator of flavors and fragrances, announced today that it has entered into a $450 million accelerated share repurchase (ASR) program with Morgan Stanley.  Under the ASR program, IFF expects to repurchase 10 percent of its currently outstanding stock, approximately 8 million shares of which are expected to be delivered to IFF on September 28, 2007.  Additional shares may be delivered to the Company by the second quarter of 2008 based on the volume-weighted average price of the Company’s stock during the ASR period.   IFF is acquiring these shares under a previously announced $750 million share repurchase program approved by IFF’s Board of Directors on July 24, 2007.

“Today’s announcement reflects our confidence in our long-term growth and improved profitability,” said Robert M. Amen, Chairman and Chief Executive Officer of IFF.  “In addition, our strong balance sheet and significant free cash flow allow us the flexibility to return cash to shareholders while we invest to grow.”

About IFF
IFF is a leading creator of flavors and fragrances used in a wide variety of consumer products and packaged goods.  Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionary and food products.   The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings.  A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 30 countries worldwide. For more information, please visit www.iff.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” and “anticipate,” among others. These forward-looking statements are based on IFF's current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, IFF notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include but are not limited to: (1) changes in the market price of the IFF's common stock and the ability of Morgan Stanley to borrow shares of the stock; and (2) other factors that might be described from time to time in International Flavors & Fragrances Inc.'s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and IFF does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Contacts:
Investor Relations
Yvette Rudich
(212) 708-7164
Yvette.rudich@iff.com

Corporate Communication
Melissa Sachs
(212) 708-7278
Melissa.sachs@iff.com